Exhibit 99.1

                                                    LOGO OMITTED



February 12, 2004

An Important Update from CNL Hospitality Properties, Inc.


Dear Financial Advisor:

We'd like to take this opportunity to update you on several important developments related to CNL Hospitality Properties, Inc.

First, we are pleased to announce that we have entered into a contract to acquire KSL Recreation Corporation, which owns six properties, as detailed in the attached press release. This is an extremely attractive portfolio of premier hotel assets, including the Grand Wailea Resort Hotel & Spa in Maui, the La Quinta Resort & Club in Palm Springs and the Doral Golf Resort & Spa in Miami.

We are excited about the addition of these properties, which are recognized and appreciated by discerning travelers around the world for their quality and superior service. Aligning with our long-term strategy of building value for our investors, we believe this is another significant step in building a world-class portfolio of hotels and resorts.

Throughout the last several years, in fact, we have continued to execute on a plan to build the industry's finest portfolio of hotel properties. We have become the third largest hospitality REIT based on total assets by thoughtfully assembling a portfolio of quality assets, diversified by brand and geography, which offers our investors both current income and the potential for long-term capital appreciation. This strategy has enabled us to take full advantage of the uncertainties and volatility in the lodging industry, and we have acquired high-quality assets at what we believe are very attractive valuations.

With the KSL transaction, CNL Hospitality Properties, Inc. will grow to more than $6 billion in assets, and we believe that the time is right to initiate a review of our strategic alternatives, which includes the possibility of listing shares on a national exchange. There are a variety of trends that call for careful analysis, including the fact that as the industry's overall financial performance improves, the public markets are showing renewed interest in the sector.

We also continue to review potential strategic acquisitions. We believe that the Company's scale, diversification and financial strength make us a leader in a consolidating industry, and that there is a range of opportunities available to us. While we evaluate our alternatives, we have now decided to delay the commencement of our next offering until we have finished our review and finalized a course of action. We wanted you to know that the current offering will be closing soon, and we will be communicating with you in the coming days on the exact timing for that. If you have any further questions, please contact your CNL sales representative.

We look to the future with great enthusiasm, and we deeply appreciate our relationship and the confidence you have shown in us. We will strive to respond to changing market conditions in a way that benefits investors, and our focus will remain very simple - to continue to build and manage the strongest portfolio of hotel assets in the business.

Sincerely,



/s/ James M. Seneff, Jr.                /s/ Thomas J. Hutchison III
----------------------------            ---------------------------
James M. Seneff, Jr.                    Thomas J. Hutchison III
Chairman                                Chief Executive Officer